Exhibit 99.1
MBF Healthcare Acquisition Corp. Stock Purchase Agreement With Critical Homecare Solutions Holdings, Inc. Was Terminated As Of October 31, 2008
CORAL GABLES, Fla., November 3, 2008 — MBF Healthcare Acquisition Corp. (Amex: MBH), a publicly traded special purpose acquisition company, announced today that the Stock Purchase Agreement for MBH’s proposed acquisition of Critical Homecare Solutions Holdings, Inc. was mutually terminated as of October 31, 2008 by MBH and Kohlberg Investors V, L.P., in its capacity as the representative of the stockholders of Critical Homecare Solutions Holdings, Inc.
About MBF Healthcare Acquisition Corp.
MBH is a special purpose acquisition company formed for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more operating businesses in the healthcare industry.

Contacts: Jorge L. Rico MBF Healthcare Acquisition Corp. 305-476-5160 jrico@mbfhp.com